UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
March 3, 2011

HEMISPHERX BIOPHARMA, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-27072	52-0845822
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer (Identification No.)

1617 JFK Boulevard, Philadelphia, Pennsylvania	19103
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (215) 988-0080

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This amendment is being filed to correct certain disclosure in the original Current Report on Form 8-K. Specifically, while the Registrant disclosed in the original report that replacement options were being issued to Dr. William Carter and Dr. David Strayer to replace options that had expired on January 3, 2011, it was subsequently determined that the options did not expire until 2012. Therefore, these options were not reissued in 2011. For the year ending December 31, 2011, the Company did not reissue any expiring employee stock options.

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

See Item 5.02 below.

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Compensation Committee and the Board of Directors of Hemispherx Biopharma, Inc. (the “Company”) believe that long-term performance is achieved through an ownership culture that encourages such performance by the Company’s Named Executive Officers, non-officer Executives and all employees through the use of stock and stock-based awards. Accordingly, the Company’s stock plans have been established to provide its employees with incentives to help align their interests with the interests of stockholders and the Compensation Committee therefore believes that the use of stock and stock-based awards offers the best approach to achieving long-term performance goals because:

•	Stock options align the interests of Executives and employees with those of the stockholders, support a pay-for-performance culture, foster employee stock ownership, and focus the management team on increasing value for the stockholders;
•	Stock options are performance based with all of the value received by the recipient of a stock option based on the growth of the stock price; and
•	Stock options help to provide a balance to the overall executive compensation program as base salary and the Company’s discretionary annual bonus program focus on short-term compensation.

On April 12, 2012, the Company’s Board of Directors approved the recommendation of the Compensation Committee for the issuance options to Dr. William A. Carter, Chief Executive Officer, President and Chief Scientific Officer as well as Dr. David R. Strayer, Chief Medical Officer and Medical Director, along with three other current employees to replace options that had expired on January 3, 2012.

Dr. Carter and Dr. Strayer have each been approved to receive 10 year options to purchase up to 10,000 shares of the Company’s common stock. The options are to be issued pursuant to the Company’s 2009 Equity Incentive Plan and replace similar 10 year options previously issued to Dr. Carter and Dr. Stayer under the Company’s 1990 Stock Option Plan, which options expired on January 3, 2012. The exercise price of the replacement options will be $4.03 per share, the same as the exercise price of the expired options.

As of December 2011, the standard terms for employee Options was revised to provide that vesting does not occur until the conclusion of one year from the date of issuance, and to provide for “Cashless” exercise as an alternative method of exercise. These terms were incorporated within the format of the replacement Options. The expired Options provided for vesting of 25% over four years from the date of issuance and did not provide for Cashless exercise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 17, 2012	HEMISPHERX BIOPHARMA, INC.

	By:	/s/ William A. Carter
William A. Carter M.D., Chief Executive Officer